EXHIBIT 3(I) ARTICLES OF INCORPORATION

                             State of Delaware
                       Certificate of Incorporation
                           A Stock Corporation

1)   Name of Corporation is GPH Enterprises, Inc.

2)   Its registered office in the State of Delaware is to be located at

       Street Address:     1013 Centre Road
       City/State/Zip:     Wilmington, DE 19805
       County :            New Castle

The registered agent in charge of thereof is The Company Corporation

3) The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4)   The amount of the total authorizing capital stock of this corporation is

            Ten Thousand Dollars($10,000), divided into 100,000,000 shares of One One-Hundredth Cent ($0.0001) each.

5)   The name and mailing address of the incorporator are as follows:

            Name:             Daniel Brailey
            Mailing Address:  3534 26th Avenue NE
                              Olympia, WA 98506

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do, certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 29th day of February, A.D. 2000.

                                            BY:/s/ Daniel Brailey
                                            ---------------------
                                                   Daniel Brailey
                                                   (Incorporator)

                                            NAME:  Daniel Brailey

    (State Stamp Affixed as Follows)
          STATE OF DELAWARE
         SECRETARY OF STATE
       DIVISION OF CORPORATIONS
      FILED 09:00 AM 03/09/2000
         001118772 - 3184854